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                                   EXHIBIT 6.1
                                 Loan Agreement

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                                 Loan Agreement

      This Loan Agreement (the "Agreement") is made and entered into on July 30, 1999, by and between Mercantile Factoring & Credit Corp., a Nevada corporation, having its principal place of business at 1250 Boul. Rene Levesque Ouest, Bureau #2925, Montreal, Quebec H3B 4W8, Canada (the "Borrower" or "MFC"), and Worldnet Connections Inc., a Nevada corporation, having its registered office at 1495 Ridgeview Drive, Suite 220, Reno, Nevada 89509 (the "Creditor" or "Worldnet"). The Borrower and Creditor are referred to collectively as the "Parties".

                                    Recitals

      WHEREAS, Borrower has requested that the Creditor make loans and/or otherwise extend credit to or on behalf of Borrower to finance Borrower's business;

      WHEREAS, Creditor is willing to make such loans and/ or extensions of credit to Borrower upon the terms and conditions hereinafter set forth.

      NOW THEREFORE, in consideration of the mutual promises herein contained, and each intending to be legally bound thereby, the Parties hereto agree as follows:

1     Definitions.

      1.1 "Borrower" has the meaning set forth in the preface above.

      1.2 "Creditor" has the meaning set forth in the preface above.

      1.3 "Funds" means the capital needed by MFC to finance MFC's business in multiples of one hundred thousand ($100,000) dollars.

      1.4 "MFC" has the meaning set forth in the preface above.

      1.5 "Worldnet" has the meaning set forth in the preface above.

2     Basic Transaction.

      2.1 Borrowing and Lending Funds. On and subject to the terms and conditions of this Agreement, the Borrower agrees to borrow from the Creditor, and the Creditor agrees to lend to the Borrower (in multiples of one hundred thousand ($100,000) dollars) the Funds on an as-needed basis.

3     Representations and Warranties of the Borrower.

      3.1 Principal Place of Business. The principal place of business of the Borrower is 1250 Boul. Rene Levesque Ouest, Bureau #2925, Montreal, Quebec H3B 4W8, Canada.

      3.2 Use of Proceeds. The borrowed Funds contemplated hereunder shall be used for legal and proper corporate purposes.

      3.3 Organization of the Borrower. The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

      3.4 Authorization of Transaction. The Borrower has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Borrower have duly authorized the execution, delivery, and performance of this


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Agreement by the Borrower. This Agreement constitutes the valid and legally binding obligation of the Borrower, enforceable in accordance with its terms and conditions.

      3.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Borrower is subject or any provision of the charter or bylaws of the Borrower or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Borrower is a party or by which it is bound. The Borrower does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

4     Representations and Warranties of the Creditor.

      4.1 Principal Place of Business. The principal place of business of the Creditor is 1495 Ridgeview Drive, Suite 220, Reno, Nevada 89509.

      4.2 Organization of the Creditor. The Creditor is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

      4.3 Authorization of Transaction. The Creditor has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Creditor have duly authorized the execution, delivery, and performance of this Agreement by the Creditor. This Agreement constitutes the valid and legally binding obligation of the Creditor, enforceable in accordance with its terms and conditions.

      4.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Creditor is subject or any provision of the charter or bylaws of the Creditor or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Creditor is a party or by which it is bound. The Creditor does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

5 Covenants. The Parties agrees as follows:

      5.1 General. Each of the Parties will use its reasonable best efforts to take all action and do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

      5.2 Notices. The Creditor agrees to provide Funds to the Borrower upon being notified by the Borrower fifteen (15) days in advance and in accordance to
Section 6.8 herein.

      5.3 Availibility of Funds. Subject to Section 5.6, the Creditor agrees to provide Funds to the Borrower upon Borrower's request.

      5.4 Request for Funds. The Borrower agrees that all request for Funds shall be in


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multiples of one hundred thousand ($100,000) dollars.

      5.5 Unsecured Convertible Note. The Borrower shall execute an Unsecured Convertible Note ("Unsecured Note"), the form of which is annexed hereto as Exhibit A, with a five (5) year term that bears interest at eight (8%) percent per annum. Each $100,000 Unsecured Note will be convertible at the discretion of the Creditor into 60,000, $.001 par value common shares of the Borrower.

      5.6 Right of First Refusal. The Borrower agrees that Creditor shall have a right of first refusal on all of Borrower's request for Funding.

6     Miscellaneous.

      6.1 Waiver. Failure to insist upon strict compliance with any term or condition of this Agreement shall not be deemed a waiver of such term or condition, nor shall any waiver or relinquishment of any right or power at any one or more times be deemed a waiver or relinquishment of such right or power at any other time.

      6.2 Severability. If any clause or provision of this Agreement shall be held to be unenforceable by any court, the remaining clauses and provisions shall be unaffected and shall continue in full force and effect. It is the desire and intent of the parties to this Agreement that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

      6.3 Agreement Binding on Successors. This Agreement shall be binding upon the parties, their legal representatives, heirs, successors and assigns.

      6.4 Entire Agreement; Modification. This Agreement contains the entire understanding between the Parties as to the their obligations, and all prior oral discussions, compensation understandings, negotiations and writings notwithstanding, this Agreement constitutes the Parties' sole source of rights and duties with respect to their obligations. This Agreement may not be changed orally, but only by agreement in writing expressly identifying itself as an amendment to this Agreement and signed by the Parties.

      6.5 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

      6.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and same instrument.

      6.7 Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Debtor and the Creditor and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Neither the drafting history nor the negotiating history of this Agreement shall be used or referred to in connection with the construction or interpretation of this Agreement. Any reference to any federal, state, local, provincial or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

      6.8 Notices. All notices, requests, demands, and other communications to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered, mailed by certified or registered mail (postage prepaid), shipped and


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receipted by express courier service (charges prepaid), or mailed first class
(postage prepaid):

      If to the Debtor:                         Copy to:

      Dominique M. Bellemare, President
      Mercantile Factoring & Credit Corporation,      "NONE"
      1250 Boul. Rene Levesque Ouest, Suite #2925,
      Montreal, Quebec H3B 4W8, Canada

      If to the Creditor:                       Copy to:

      Rita S. Dickson, President,
      Worldnet Connections, Inc.                      "NONE"
      1495 Ridgeview Drive, Suite 220
      Reno, Nevada 89509      .

      Any party may change its address by prior written notice to the other parties.

      6.9 Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.

      6.10 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      6.11 Further Actions. Each party hereto shall execute and/or cause to be delivered to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request to effectuate the intent and purposes of this Agreement.

      6.12 Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against either party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

      6.13 Unsecured Loan. The Parties agree that the Funds will be unsecured


      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



Mercantile Factoring & Credit Corp.             Worldnet Connections Inc.


by: /s/ Dominique M. Bellemare            by: /s/ Rita S. Dickson
    ----------------------------              ------------------------------
        Dominique M. Bellemare                    Rita S. Dickson
        President                                 Secretary


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